EXHIBIT 12

                           THE BANK OF NEW YORK COMPANY, INC.
                           Ratios of Earnings to Fixed Charges
                                  (Dollars in millions)

                                          Three Months Ended   Nine Months Ended
                                            September 30,        September 30,

                                              2002    2001        2002    2001
                                              ----    ----        ----    ----
EARNINGS
--------
Income Before Income Taxes                  $  123  $  356      $1,216  $1,558
Fixed Charges, Excluding Interest
  on Deposits                                   82     211         283     496
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges Excluding Interest on Deposits       205     567       1,499   2,054
Interest on Deposits                           165     351         484   1,185
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits   $  370  $  918      $1,983  $3,239
                                            ======  ======      ======  ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $   66  $  184      $  249  $  451
One-Third Net Rental Expense*                   16      27          34      45
                                            ------  ------      ------  ------
Total Fixed Charges, Excluding Interest
  on Deposits                                   82     211         283     496
Interest on Deposits                           165     351         484   1,185
                                            ------  ------      ------  ------
Total Fixed Charges, Including Interest
  on Deposits                               $  247  $  562      $  767  $1,681
                                            ======  ======      ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                2.50x   2.69x       5.30x   4.14x
Including Interest on Deposits                1.50    1.63        2.59    1.93


*The proportion deemed representative of the interest factor.